March 8, 1995



Mr. Walter Bruckart
10813 Cherry Hill Drive
Richmond, VA  23060


Dear Mr. Bruckart:

     This letter agreement will confirm our understanding effective March 1, 1995 concerning certain changes in the terms and conditions of the Employment Agreement entered into on June 1, 1988 by and between Circuit City Stores, Inc. (the "Company") and you (the "Employee"), as amended by letter agreement dated August 1, 1989 (the "Employment Agreement" or the "Agreement"). The changes are as follows:

     Article I: - Delete the present text of this section and substitute the following:

               Effective March 1, 1995, the Employee shall begin a new phase of his employment with the Company. During each year of the new phase, the Employee agrees to devote his time to the performance of such duties as may be assigned to him from time to time by the Company's Board or Chief Executive Officer. The Employee's title during this phase shall be "Consultant."

     Article II: - Delete the present text of this section and substitute the following:

               Effective March 1, 1995, the term of this Agreement shall be five years. The Agreement shall expire upon February 29, 2000 and may be terminated prior to its expiration by either the Company or the Employee. The consequences of such a termination are described in other provisions of this Agreement.

     Article III:  -   Delete the present text of this section and
     substitute the following:

               Effective March 1, 1995, the Employee's compensation shall be:

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Mr. Walter Bruckart
Page 2
March 8, 1995


               (1)  Base salary of $200,000.00 per year.

               (2) Participation in the Company's insurance plans and the Company's fringe benefit and executive compensation programs for senior management in accordance with the terms and provisions of those plans and programs, as they may be in effect from time to time; except, however, that the Employee shall not:

                    (a)  receive any new grants under
                         the Company's stock incentive programs.

                    (b)  be eligible for the fiscal
                         year bonus program after FY 1995.

                    (c)  receive credit for service
                         toward the retirement plan beyond March 2, 1995.

                    (d)  be eligible for Long Term
                         Disability insurance.

                    In addition, during the term of this Agreement the Company shall reimburse the Employee for all reasonable and necessary expenses incurred by the Employee in connection with the performance of his duties hereunder in accordance with corporate policies and procedures covering travel and business expense reimbursement, as they may be in effect from time to time.

     Article VI(2): - Delete the present text of this section and substitute the following:

          (2) Without Cause. The Company may terminate the Employee's employment at any time prior to the expiration of this Agreement without cause ("cause being defined in Article VI(1)). In the event that after March 1, 1995: (a) the Employee's employment is terminated by the Company without cause; (b) the Employee resigns at the Company's request at a time when no cause for termination exists; or
     (c) the Employee voluntarily terminates his employment as a result of a reduction in compensation or benefits (which is not part of a prorata reduction in executive compensation or benefits for the Company's senior executives) or as a result of a significant reduction in the Employee's responsibilities, and the voluntary termination occurs


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Mr. Walter Bruckart
Page 3
March 8, 1995


     within 60 days after such reduction, the Employee shall forfeit the right to any compensation (other than deferred compensation) under this Agreement after the date of termination except:

                    (i) The Employee shall continue to receive the base salary provided for in Article II of this Agreement until the date this Agreement would have expired had the termination not occurred; and

                    (ii) Participation in the Company's insurance plans for
               12 months after employment terminates to the extent permitted by the provisions of such plans, except as modified by Article III (2) above.

     Article VI(3): - Delete the present text of this section and substitute the following:

                    (3) Death or Disability. If the Employee dies or becomes disabled during the term of this Agreement, the Employee's employment may be terminated by the Company. In such event, neither of Article VI(1) or (2) shall be applicable. The determination as to whether the Employee has suffered a disability and the date on which the disability commenced shall be made by the Committee, in its sole discretion, on the basis of competent evidence. In the event of termination because of disability or death, the Employee or the designated beneficiary of the Employee in the case of death, shall continue to receive the base salary provided for in Article II until the date when this Agreement would have expired had the termination not occurred. Any amounts the Employee receives under insurance or other programs (other than life insurance) provided by the Company in which the Employee may be a participant during such period of time shall be an offset to amounts which he would otherwise receive under this Article VI(3).

     Article VII(2): - Delete the present text of this section and substitute the following:

                    (2) Voluntary Termination Following a Change in Control. The provisions of Article VII(1) notwithstanding, in the event that a Change in Control (as hereinafter defined) occurs and within one year


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Mr. Walter Bruckart
Page 4
March 8, 1995


               thereafter the Employee voluntarily terminates his employment (other than pursuant to provision (c) of Article VI(2)), the Employee shall be entitled to receive the entire of base salary which would have been payable to him until the date of expiration of this Agreement, payable to him over the same period of time as such payments would have been paid had this Agreement not been terminated.

     Except as provided in this letter, after March 1, 1995, all of the provisions of the Employment Agreement shall remain in full force and effect. Until March 1, 1995, the present terms and conditions of the Employment Agreement shall remain in effect.

     Please indicate your agreement and acceptance of the above by signing and returning a copy of this letter.

                              CIRCUIT CITY STORES, INC.


                              s/Richard L. Sharp

                              Richard L. Sharp
                              Chairman, President and CEO

ACCEPTED AND AGREED:



     s/Walter Bruckart                       March 9, 1995
     Walter Bruckart                         Date